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                                                                    Exhibit 99.1



SARD  VERBINNEN & CO                  NEWS


FOR IMMEDIATE RELEASE          Contact:  George Sard/Anna Cordasco/Paul Caminiti
---------------------                    Sard Verbinnen & Co., Inc.
                                         212/687-8080

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                        CDSI HOLDINGS INC. TO DISCONTINUE
                          TOBACCO DISTRIBUTION BUSINESS


         MIAMI, FLORIDA, FEBRUARY 25, 2000 -- CDSI Holdings Inc. (OTC: CDSI) announced today that its subsidiary, Controlled Distribution Systems, Inc., will no longer be actively engaged in the business of marketing and leasing an inventory control system for tobacco products. CDSI has determined that it cannot generate sufficient revenues from the sale and leasing of its Coinexx Star 10 cigarette dispensing machine to justify continuation of the business. The Company does not anticipate it will receive any material proceeds from the disposition of the assets of the business. CDSI currently estimates that it will recognize a charge of approximately $325,000 for the year ended December 31, 1999 relating to the discontinuation of the business, primarily associated with the write-off of its inventory of machines.

         CDSI, a Delaware corporation, holds a minority interest in Digital Asset Management Inc., an internet application service provider that develops and distributes direct marketing and customer relationship products and services. CDSI intends to explore investments in other Internet-related businesses as well as other business opportunities. As CDSI has only limited cash resources, CDSI's ability to complete any investment opportunities it may identify will depend on its ability to raise additional financing, as to which there can be no assurance.



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         SARD VERBINNEN & CO., INC. 630 THIRD AVENUE NEW YORK, NY 10017
                       TEL: 212-687-8080 FAX: 212-687-8344